United States
Securities and Exchange Commission
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2025
HA Sustainable Infrastructure Capital, Inc.
(Exact Name of Registrant as Specified In Its Charter)

Delaware	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 200 Annapolis,
Maryland 21401
(Address of principal executive offices)
(Zip Code)

(410) 571-9860
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	HASI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On July 14, 2025, HA Sustainable Infrastructure Capital, Inc. (the “Company”) announced the appointment of Nitya Gopalakrishnan, 53, as Executive Vice President and Chief Operating Officer of the Company (the “Appointment”).
There are no arrangements or understandings with any person pursuant to which Ms. Gopalakrishnan was named Executive Vice President and Chief Operating Officer. Ms. Gopalakrishnan does not have any family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Ms. Gopalakrishnan is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K under the U.S. Securities Act of 1933, as amended.

Ms. Gopalakrishnan served as Managing Director and Head of Investment Infrastructure, SMA Solutions at BlackRock from January 2024 to June 2025. Previously, she served in several roles at BlackRock from 2000 to 2024, including as Chief Operating Officer and Head of Platform, Separately Managed Accounts from 2019 to 2023, as Director of Platform Integration from 2010 to 2019, and Vice President of Aladdin Engineering from 2000 to 2010. Ms. Gopalakrishnan also serves on the board of KG Foundation and is a member of Money Management Institute. Ms. Gopalakrishnan received a Bachelor of Science degree in Computer Science from Madurai University.

Offer Letter

In connection with the Appointment, the Company extended Ms. Gopalakrishnan an offer letter contingent upon the completion of certain background and reference checks (the “Offer Letter”).

The Offer Letter provides for an annual base salary of $400,000. Ms. Gopalakrishnan will be eligible for a target annual cash performance bonus of 125% of base salary and a signing bonus in the form of a grant of 20,000 restricted shares of Company common stock, subject to annual vesting over three years. Ms. Gopalakrishnan will be eligible to participate in the annual Long Term Incentive Plan (“LTIP”) based on a discretionary target of 100% of base salary, subject to vesting in accordance with the applicable terms of the LTIP plan in place at that time. The Offer Letter also provides that Ms. Gopalakrishnan will be eligible to participate in benefits per the Company plan as set forth in the Company’s Employee Benefits Guide. Ms. Gopalakrishnan will also receive a reimbursement of up to $100,000 for relocation expenses.

The Offer Letter also provides that if Ms. Gopalakrishnan is terminated by the Company for reasons other than for “cause,” Ms. Gopalakrishnan will be entitled to the following severance payments and benefits:

•12-months of annual base salary as of the termination date;
•an amount equal to 100% of Ms. Gopalakrishnan’s annual average bonus over the prior three years (or such fewer years with respect to which Ms. Gopalakrishnan received an annual bonus);
•health benefits for one year following the Ms. Gopalakrishnan’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that she receives comparable benefits from a subsequent employer; and
•100% of the unvested stock or stock-based awards held by Ms. Gopalakrishnan will become fully vested and/or exercisable.

The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by the terms of the Offer Letter to be filed as an exhibit the Company’s next periodic report.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

By:	/s/ Steven L. Chuslo
Steven L. Chuslo
Executive Vice President and Chief Legal Officer
Date: July 25, 2025